Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the first day of September, 2008, by and between Sciele Pharma, Inc., a Delaware corporation (the “Company”), and Patrick Fourteau (“Executive”), and shall become effective as of the Effective Date (as defined below).

WITNESSETH:

WHEREAS, Executive is currently serving as Chief Executive Officer of the Company pursuant to that certain Amended and Restated Employment Agreement, dated as of December 26, 2007, by and between the Company and Executive (the “Existing Employment Agreement”);

WHEREAS, contemporaneously herewith, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Shionogi & Co. Ltd. (“Parent”) and Tall Bridge, Inc. (“Merger Sub”), contemplating the acquisition by Parent and Merger Sub of the Company, including the merger of the Company with and into Merger Sub, with the Company as the surviving corporation;

WHEREAS, the parties desire to amend and restate the terms and conditions of employment between the Company and Executive, to be effective upon, and subject to, the consummation of the merger of the Company and Merger Sub, as contemplated by the Merger Agreement (the “Merger”); and

WHEREAS, effective as of the Effective Date (provided that Executive is employed with the Company as of the Effective Date), this Agreement shall supersede the Existing Employment Agreement.

NOW, THEREFORE, in consideration of Executive’s continued employment, the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.                             Employment. Throughout the Term (as defined in Section 2 below), the Company shall employ Executive as provided herein, and Executive hereby accepts such employment.  In accepting such employment, Executive states that he is not now, and by accepting such employment, will not be, under any restrictions in the performance of the duties contemplated under this Agreement as a result of the provisions of any prior employment agreement or non-compete or similar agreement to which Executive is or was a party.

2.                             Term of Employment. The term of Executive’s employment by the Company hereunder shall commence upon consummation of the Merger (the “Effective Date”) and shall continue until December 31, 2012, unless sooner terminated as a result of Executive’s death or in accordance with the provisions of Section 6 below (the “Initial

Term”).  At the conclusion of the Initial Term, this Agreement shall automatically renew for successive one-year periods (each, a “Renewal Term”, and collectively with the Initial Term, the “Term”) unless notice is provided by either party of its or his intent not to renew this Agreement at least ninety (90) days prior to the conclusion of the Initial Term or any Renewal Term.  Any election by the Company not to renew this Agreement at the conclusion of the Initial Term or any Renewal Term shall be deemed a termination without Cause (as defined in Section 6(c) below) by the Company pursuant to Section 6(a)(iii) below for all purposes of this Agreement, and any election by Executive not to renew this Agreement at the conclusion of the Initial Term or any Renewal Term shall be deemed a termination without Good Reason (as defined in Section 6(d) below) by Executive pursuant to Section 6(b)(i) below for all purposes of this Agreement.  In the event that Executive’s employment with the Company terminates for any reason prior to the Effective Date or the Merger does not occur for any reason, this Agreement shall be void ab initio without further action on the part of either party.

3.                             Duties. Throughout the Term, and except as otherwise expressly provided herein, Executive shall be employed by the Company as the Chief Executive Officer of the Company.  Executive shall devote his full time to the performance of his duties as Chief Executive Officer of the Company in accordance with the Company’s bylaws, this Agreement and the directions of the Company’s Board of Directors (the “Board”) and, if applicable, any executive officer of the Company who is senior to Executive. Without limiting the generality of the foregoing, throughout the Term, Executive shall faithfully perform his duties as Chief Executive Officer at all times so as to promote the best interests of the Company.

4.                             Compensation.

(a)                                  Salary. For any and all services performed by Executive under this Agreement during the Term, in whatever capacity, the Company shall pay to Executive an annual base salary (the “Salary”).  The Salary shall be paid in the same increments as the Company’s normal payroll, but no less frequently than bi-monthly and prorated, however, for any period of less than a full month.  The Salary for the remainder of calendar year 2008 will remain $397,500 per annum, the Salary for calendar year 2009 will be $523,750 per annum, and the Salary for calendar year 2010 will be $650,000 per annum.  Thereafter, the Salary will be reviewed annually by the Board, commencing with calendar year 2011, and a determination shall be made by the Board at that time as to the amount of the increase thereto for the following calendar year; provided that Executive’s Salary with respect to any calendar year during the Initial Term commencing with 2011 shall be not less than four percent (4%) more than Executive’s prior year’s Salary.  Except as described in Section 6(d) below, the Salary shall not be decreased during the Term without the consent of Executive.

(b)                                 Annual Bonus.

(i)                                 Executive’s annual incentive compensation bonus with respect to calendar year 2008 shall be paid in accordance with the terms and conditions of the annual incentive compensation plan in which he participates as of the date hereof, other than with respect to the amount payable under such plan, which shall be guaranteed to be paid at target.

(ii)                              With respect to each calendar year during the Term commencing with 2009, Executive shall be eligible to receive from the Company an annual incentive compensation bonus (the “Annual Bonus”) in a target amount equal to a percentage of the Salary for such year (the “Target Annual Bonus”).  With respect to calendar year 2009, (A) the Target Annual Bonus shall be an amount equal to one hundred fifty percent (150%) of the Salary for calendar year 2009; and (B) the performance criteria shall be mutually agreed upon following the date hereof and prior to the Effective Date.  With respect to calendar year 2010 and thereafter during the Term, the Target Annual Bonus and performance criteria shall be determined by the Board in its sole discretion; provided that Executive’s Target Annual Bonus shall be not less than Executive’s prior year’s Target Annual Bonus.

(iii)                           Except as described in Section 6(d) below, the Target Annual Bonus shall not be decreased during the Term without the consent of Executive.

(iv)                          Satisfaction of performance criteria, which determination shall be made by the Board in its sole discretion, (A) below eighty percent (80%) shall result in no payout of the Annual Bonus; (B) at eighty percent (80%) shall result in a payout of the Annual Bonus at sixty-five percent (65%) of the Target Annual Bonus; (C) above eighty percent (80%) and at or below one hundred percent (100%) shall result in a payout of the Annual Bonus in an amount equal to the Target Annual Bonus multiplied by the Annual Bonus Medium Multiplication Factor, where the “Annual Bonus Medium Multiplication Factor” equals the sum of sixty-five percent (65%) plus the product of one-and-three-quarters percent (1.75%) multiplied by the number of percentage points above eighty percent (80%) by which the performance criteria are satisfied; provided that the Annual Bonus Medium Multiplication Factor shall not exceed one hundred percent (100%); and (D) above one hundred percent (100%) shall result in a payout of the Annual Bonus in an amount equal to the Target Annual Bonus multiplied by the Annual Bonus High Multiplication Factor, where the “Annual Bonus High Multiplication Factor” equals the sum of one hundred percent (100%) plus the product of five percent (5%) multiplied by the number of percentage points above one hundred percent (100%) by which the performance criteria are satisfied; provided that the Annual Bonus High Multiplication Factor shall not exceed two hundred percent (200%) (for example, if the performance criteria were satisfied at a 92.3% level, then the Annual Bonus would be paid out at 86.525 of the Target Annual Bonus and, if the performance criteria were satisfied at a 105.4% level, then the applicable portion of the Annual Bonus would be paid out at 127% of the Target Annual Bonus).

(v)                             Subject to Section 7 below, the Annual Bonus, if any, shall be paid to Executive not later than March 15 of the year following the calendar year with respect to which the Annual Bonus was earned; provided that Executive (x) is employed with the Company on December 31 of such calendar year and (y) has not given or received a notice of termination of employment without Good Reason or for Cause on or prior to such December 31.

(c)                                  Long-Term Incentive Compensation. On January 1 of each calendar year during the Term commencing with 2009, Executive shall be eligible to receive from the Company an award under the Company’s long-term incentive compensation plan (such plan, the “LTIP” and any such award, a “LTI Award”) in a target amount equal to a fixed amount (the “Target LTI”).

(i)                                 With respect to calendar year 2009, (A) the Target LTI shall be $1,890,625; and (B) the performance criteria shall be mutually agreed upon following the date hereof and prior to the Effective Date.  With respect to calendar year 2010 and thereafter during the Term, the Target LTI and performance criteria (which shall be based on earnings before interest, taxes, depreciation and amortization (EBITDA)) shall be determined by the Board in its sole discretion.

(ii)                              Except as described in Section 6(d) below, from the end of the Initial Term, the Target LTI shall not be decreased during the Term without the consent of Executive.

(iii)                           Satisfaction of performance criteria, which determination shall be made by the Board in its sole discretion, (A) below eighty percent (80%) shall result in no payout of the applicable portion of the LTI Award; (B) at eighty percent (80%) shall result in a payout of the applicable portion of the LTI Award at seventy percent (70%) of the Target LTI; and (C) above eighty percent (80%) shall result in a payout of the applicable portion of the LTI Award in an amount equal to the Target LTI multiplied by the LTI Multiplication Factor, where the “LTI Multiplication Factor” equals the sum of seventy percent (70%) plus the product of one-and-one-half percent (1.5%) multiplied by the number of percentage points above eighty percent (80%) by which the performance criteria are satisfied; provided that the LTI Multiplication Factor shall not exceed one hundred percent (100%) (for example, if the performance criteria were satisfied at a 92.3% level, then the applicable portion of the LTI Award would be paid out at 88.45% of the Target LTI and, if the performance criteria were satisfied at a 105.4% level, then the applicable portion of the LTI Award would be paid out at 100% of the Target LTI).

(iv)                          Each LTI Award shall vest as follows: (A) twenty-five percent (25%) shall vest on December 31 of the calendar year in which the grant date occurs and shall be paid out on the basis of the satisfaction of performance criteria during such calendar year; (B) twenty-five percent (25%) shall vest on December 31 of the first calendar year following the year in which the grant date occurs and shall be paid out on the basis of the satisfaction of performance criteria during such first calendar year; (C) twenty-five percent (25%) shall vest on December 31 of the second calendar year following the year in which the grant date occurs and shall be paid out on the basis of the satisfaction of performance criteria during such second calendar year; and (D) twenty-five percent (25%) shall vest on December 31 of the second calendar year following the year in which the grant date occurs and shall be paid out on the basis of the cumulative satisfaction of performance criteria during the three calendar years commencing with the year in which the grant date occurs.

(v)                             Subject to Section 7 below, the applicable portion of the LTI Award, if any, shall be paid to Executive as soon as reasonably practicable following the applicable vesting date and, in any event, not later than March 15 of the year following the calendar year during which the LTI Award vested; provided that Executive (x) is employed with the Company on the applicable vesting date and (y) has not given or received a notice of termination of employment without Good Reason or for Cause on or prior to such vesting date.

(d)                                 Total Direct Compensation Opportunity.  The sum of Executive’s Salary, Target Annual Bonus and Target LTI shall be referred to as his “Total Direct Compensation Opportunity”; it being understood that Total Direct Compensation Opportunity shall not include any other compensation, including, but not limited to, the Retention Bonus (as defined in Section 4(e) below), and benefits.  Executive’s Total Direct Compensation Opportunity with respect to any calendar year during the Initial Term commencing with 2010 shall be not less than four percent (4%) more than Executive’s prior year’s Total Direct Compensation Opportunity.

(e)                                  Retention Bonus.  On the Effective Date, Executive shall be entitled to receive from the Company a retention bonus (the “Retention Bonus”) in an aggregate amount equal to $3,200,000 Subject to Section 7 below, the Retention Bonus shall vest and be paid out in eight (8) equal semi-annual installments commencing with the six (6) month anniversary of the Effective Date; provided that Executive (x) is employed with the Company on the applicable vesting date and (y) has not given or received a notice of termination of employment without Good Reason or for Cause on or prior to such vesting date.

(f)                                    Taxes.  Any and all amounts payable pursuant to this Agreement shall be less any and all applicable federal, state and local payroll and withholding taxes.

(g)                                 Board.  If Executive is a member of the Board, he shall recuse himself from any discussions and decision-making relating to his compensation, benefits and performance; provided that he shall be permitted to participate in such discussions (but not any decision-making) at the invitation of the Board.

(h)                                 Post-December 31, 2008 Effective Date.  The parties acknowledge their expectation that the Effective Date shall occur on or before December 31, 2008.  However, if the Effective Date occurs after December 31, 2008, then the parties shall, in good faith, make appropriate changes to this Agreement to reflect such delay.

5.                             Benefits and Other Rights.

(a)                                  The Company will provide Executive with cash advances for or reimbursement of all reasonable out-of-pocket business expenses incurred by Executive in connection with his employment hereunder.  Such reimbursement, which in all cases will be made no later than sixty (60) days after Executive incurs the expense, is conditioned upon Executive adhering to any and all reasonable policies established by Company from time to time with respect to such reimbursements or advances, including, but not limited to, a requirement that Executive submit supporting evidence of any such expenses to the Company.

(b)                                 The Company will provide Executive and his family with the opportunity to receive group medical coverage under the terms of the Company’s health insurance plan.  In addition, Executive and his eligible dependents shall be eligible to participate in all other employee benefit programs applicable to the Company’s senior executives generally (including, but not limited to, those set forth on Exhibit A attached hereto, during the period of eighteen (18) months following the Effective Time, to the extent that Executive is eligible to participate in the programs described therein as of the date hereof).

(c)                                  During the Term, Executive shall be entitled to an aggregate of thirty-five (35) days of paid time off (i.e., paid vacation and paid personal days) and eight (8) days of federal holidays.  Unused paid time off shall not be carried over from one year to the next.

6.                             Termination of the Agreement.

(a)                                  The Company shall have the right to terminate this Agreement under the following circumstances:

(i)                                 Executive shall die;

(ii)                              With Cause, effective at any time upon written notice to Executive by the Company; or

(iii)                           Without Cause, effective at any time upon written notice to Executive by the Company.

(b)                                 Executive shall have the right to terminate this Agreement under the following circumstances:

(i)                                 Without Good Reason, at any time upon not less than sixty (60) days’ prior written notice to the Company; or

(ii)                              For Good Reason, effective at any time upon written notice to the Company by Executive.

(c)                                  For purposes of this Agreement, “Cause” shall mean:

(i)                                 Executive shall be convicted of the commission of a felony or a crime involving dishonesty, fraud or moral turpitude;

(ii)                              Executive has engaged in acts of fraud, embezzlement, theft or dishonest acts against the Company;

(iii)                           Executive commits an act which negatively and not insignificantly impacts the Company or its employees, including, but not limited to, engaging in competition with the Company, disclosing confidential information or engaging in sexual harassment, discrimination or other human rights-type violations;

(iv)                          Executive’s gross neglect or willful misconduct in the discharge of his duties and responsibilities; or

(v)                             Executive’s repeated refusal to follow the lawful direction of the Board or, if applicable, supervising officers.

(d)                                 For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events which continues uncured for a period of not less thirty (30) days following written notice given by Executive to the Company within ninety (90) days after the later of (x) the occurrence of such event or (y) when Executive should have reasonably become aware of such occurrence, unless Executive specifically agrees in writing that such event shall not be Good Reason:

(i)                                 Any material breach of this Agreement by the Company;

(ii)                              Any failure to continue Executive as an executive-level officer of the Company;

(iii)                           A material diminution in Executive’s duties; or assignment to him of duties that are materially inconsistent with his duties or materially impair his ability to function as Chief Executive Officer; it being understood that, effective as of the Effective Time, (A) a change in or assignment of duties attributable to the Company not being a public company, (B) Executive not being a member of the Board and (C)

Executive reporting to Parent or an affiliate of Parent shall not constitute Good Reason;

(iv)                          The requirement by the Company that Executive relocate his primary location of the performance of his services under this Agreement outside of the metropolitan Atlanta, Georgia area; it being understood that overnight or short-term business travel in connection with the performance of Executive’s services under this Agreement shall not constitute Good Reason; or

(v)                             The reduction in Executive’s Total Direct Compensation Opportunity below the amounts contemplated by Section 4 above; it being understood that (A) such a reduction as part of a broad-based and significant reduction of compensation generally of employees and senior executives of Parent’s U.S. operations, as discussed and agreed upon in good faith with Executive, and (B) a change to the terms and conditions of the LTIP following December 31, 2012 (provided that the overall value of the LTIP remains substantially the same) shall not constitute Good Reason.

7.                             Effect of Expiration or Termination of the Agreement.  Promptly following the termination of the Agreement, and, except as otherwise expressly agreed to by the Company in writing:

(a)                                  Executive shall immediately resign from any and all other positions or committees which Executive holds or is a member of with the Company or any affiliate of the Company, including, but not limited to, as an officer and director of the Company or any affiliate of the Company.

(b)                                 Executive shall provide the Company with all reasonable assistance necessary to permit the Company to continue its business operations without interruption and in a manner consistent with reasonable business practices; provided, however, that such transition period shall not exceed thirty (30) days after termination nor require more than twenty (20) hours of Executive’s time per week and Executive shall be promptly paid for such time (at an hourly rate commensurate with a pro rata portion of his Salary) as if his employment were not terminated and shall be reimbursed for all out-of-pocket expenses.

(c)                                  Executive shall deliver to the Company possession of any and all property owned or leased by the Company which may then be in Executive’s possession or under his control, including, but not limited to, any and all such keys, credit cards, automobiles, equipment, supplies, books, records, files, computer equipment, computer software and other such tangible and intangible property of any description whatsoever.  If, following the expiration or termination of the Term, Executive shall receive any mail addressed to the

Company, then Executive shall immediately deliver such mail, unopened and in its original envelope or package, to the Company.

(d)                                 Other than as provided in this Section 7, the Company shall cease all other benefits and/or entitlements to participate in programs or benefits, if any, as of the effective date of termination, except medical insurance coverage that may be continued at Executive’s own expense as provided by applicable law or written Company policy.

(e)                                  Upon termination of Executive’s employment on account of Executive’s death pursuant to Section 6(a)(i) above, the Company shall pay to Executive’s estate a lump sum amount (the “Death Payment”) equal to the sum of (i) one year’s Salary as then in effect; (ii) the Annual Bonus with respect to the calendar year during which such death occurs, at target, prorated to reflect the number of days during such calendar year during which Executive was employed; (iii) the portion of any outstanding LTI Award that would have otherwise vested during the performance period in which such death occurs, at target, prorated to reflect the number of days during such calendar year during which Executive was employed (for the avoidance of doubt, in the case of an annual performance period, one (1) year, and, in the case of a three (3) cumulative performance period, three (3) years); (iv) any outstanding Retention Bonus that would have otherwise vested during the semi-annual period in which such death occurs, prorated to reflect the number of days during such period during which Executive was employed; (v) any accrued but unpaid Salary through the date of such death; (vi) any accrued but unused paid time off through the date of such death; and (vii) any unpaid Annual Bonus, LTI Award or Retention Bonus, in each case that was earned or vested prior to the date of such death.  The Death Payment shall be paid to Executive not later than thirty (30) days after such death occurs.

(f)                                    Upon termination of Executive’s employment pursuant to Section 6(a)(ii) above with Cause, Section 6(b)(i) above without Good Reason or Section 2 above on account of Executive’s non-renewal of this Agreement, the Company shall pay Executive any accrued but unpaid Salary through the date of such termination and any accrued but unused paid time off through the date of such termination.

(g)                                 Upon termination of Executive’s employment pursuant to Section 6(a)(iii) above without Cause or Section 6(b)(ii) above for Good Reason or Section 2 above on account of the Company’s non-renewal of this Agreement, the Company shall provide Executive with the following payments and benefits (the “Severance”):

(i)                                 payments made in equal consecutive installments in accordance with the Company’s regular payroll practices during the twelve (12) months following such termination in an aggregate amount equal to the sum of (A) two (2) times the Salary at the highest annual rate in effect during the Term; (B) two (2) times (x) the Annual Bonus, if any, earned by Executive for the calendar year immediately preceding such termination or (y) if Executive was not eligible to earn an Annual Bonus with respect to such year, the Target Annual Bonus; plus (C) the balance of all outstanding unvested LTI Awards, at target, and any outstanding unvested Retention Bonus;

(ii)                              payment of any unpaid Annual Bonus, LTI Award or Retention Bonus, in each case that was earned or vested prior to the date of such termination; and

(iii)                           Company-paid COBRA coverage for Executive and his eligible dependents which shall be substantially equivalent to that provided by the Company prior to termination of Executive’s employment, until the earlier of (A) twenty-four (24) months after the date of such termination or (B) Executive’s acceptance of replacement coverage from a third-party employer.

The Company’s obligation to provide the Severance is subject to Executive’s execution and non-revocation of a release of claims against the Company and its affiliates in substantially the form on Exhibit B attached hereto.  In addition, upon Executive’s breach of any of the covenants set forth in Sections 8, 9 or 10 below, the Company’s obligation to provide the Severance shall immediately cease.

In addition, the Company shall pay Executive any accrued but unpaid Salary through the date of such termination and any accrued but unused paid time off through the date of such termination.  These accrued payments, together with the payment described in Section 6(g)(ii) above, shall be paid to Executive not later than thirty (30) days after the date of such termination.

(h)                                 For the avoidance of doubt, Executive acknowledges that, upon the effectiveness of this Agreement, he shall not have any right to terminate his employment for Good Reason (for this Section 7(h) only, as defined in the Existing Employment Agreement) and receive any payments and benefits in connection therewith.

(i)                                     If the Company or the Company’s accountants determine that any payment called for under this Agreement either alone or in conjunction with any other payments or benefits made available to Executive by the Company will result in Executive being subject to an excise tax (“Excise Tax”) under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or if an Excise Tax is assessed against Executive as a result of such payment or other payments and benefits, the Company shall make a Gross-Up Payment (as defined below) to or on behalf of Executive as and when such determination(s) and assessment(s), as appropriate, are made, subject to the conditions of this subsection (i).  A “Gross-Up Payment” shall mean a payment to or on behalf of Executive that shall be sufficient to pay (x) any Excise Tax in full, (y) any federal, state and local income tax and Social Security or other employment tax on the payment made to pay such Excise Tax as well as any additional Excise Tax on the Gross-Up Payment and (z) any interest or penalties assessed by the Internal Revenue Service or any other applicable taxing authority on Executive if such interest or penalties are attributable to the Company’s failure to comply with its obligations under this subsection (i) or applicable law. Any determination under this subsection (i) by the Company or the Company’s accountants shall be made in accordance with Section 280G of the Code (including any applicable related regulations (whether proposed, temporary or final), any related Internal Revenue Service rulings and any related case law), and shall assume that Executive shall pay Federal income taxes at the highest marginal rate in effect for the year in which the Gross-Up Payment is made and state and local income taxes at the highest marginal rate in effect in the state of Executive’s residence for such year.  Executive shall take such action (other than waiving Employee’s right to any payments or benefits) as the Company reasonably requests under the circumstances to mitigate or challenge such tax. If the Company reasonably requests that Executive take action to mitigate or challenge any such tax or assessment and Executive complies with such request, the Company shall provide Executive with such information and such expert advice and assistance from the Company’s accountants, lawyers and other advisors as Executive may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments. Subject to the provisions of this subsection (i), all determinations required to be made under this subsection (i), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an independent public accounting firm retained by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within thirty (30) business days of the receipt of notice from the Company or Executive, with a copy to the other party, that there has been a payment that could trigger a Gross-Up Payment, or such earlier time as is requested by the Company (collectively, the “Determination”), which shall be binding upon the Company and Executive.  All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement reasonably requested by the Accounting Firm in connection with the performance of the services hereunder.  The Gross-Up Payment under this subsection (i) shall be made no later than sixty (60) days following such payments; provided that the Gross-Up Payment shall in all events be paid no later than the end of Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a payment are remitted to the Internal Revenue Service or any other applicable taxing authority.  As a result of any uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder.  In the event that Executive thereafter is required to make payment of any additional Excise Tax, any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive.  In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Executive for his Excise Tax as herein set forth, such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive to or for the benefit of the Company.  Executive shall cooperate, to the extent Executive’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.  The Company’s obligation to provide the Gross-Up Payment is subject to Executive’s execution and non-revocation of a release of claims against the Company and its affiliates in substantially the form on Exhibit B attached hereto.

(j)                                     Notwithstanding any other provision of this Agreement, if at the time of termination of Executive’s employment he is a “specified employee” (as defined in Section 409A of the Code) and any payment upon such termination under this Section 7 will result in additional tax or interest to Executive under Section 409A of the Code (including any applicable related regulations (whether proposed, temporary or final), any related Internal Revenue Service rulings and any related case law), he will not be entitled to such payments until the earlier of (i) the date that is six (6) months after such termination of employment or (ii) any earlier date that does not result in any additional tax or interest to Executive under Section 409A of the Code.  In addition, if any provision of this Agreement would subject Executive to any additional tax or interest under Section 409A of the Code, then the Company shall reform such provision; provided that the Company shall (x) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting Executive to such additional tax or interest and without substantively reducing the amount payable under such provision and (y) not incur any additional compensation expense as a result of such reformation.

8.                             Confidentiality. Executive hereby agrees that, other than in the ordinary course of performing his duties for the Company, he shall not, directly or indirectly, at any time (whether during or after termination of Executive’s employment with the Company for any reason), intentionally or negligently divulge to any person or entity other than the Company or any affiliate, without the Company’s express written authorization, any information known to him to constitute trade secrets or proprietary information belonging to the Company or any of its affiliates, or other confidential financial information, operating budgets, strategic plans, or research methods, projects or plans of the Company or any of its affiliates, received or created by him in the course of his employment by the Company or in connection with his duties with the Company (“Confidential Information”).  Anything herein to the contrary notwithstanding, the provisions of this Section 8 shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order Executive to disclose or make accessible any information, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, or (iii) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to Executive’s violation of this Section 8.

9.                             Nonsolicitation.  During Executive’s employment with the Company and for a period specified below following the termination of Executive’s employment for any reason (the “Relevant Period”), Executive shall not, directly or indirectly:

(a)                                  induce or attempt to induce any employee of the Company or any of its affiliates to be employed or to perform services elsewhere;

(b)                                 hire any employee of the Company or of any of its affiliates to be employed or to perform services elsewhere; provided that Executive may hire such employees if their employment is terminated by the Company; or

(c)                                  solicit or attempt to solicit the trade of any individual or entity which, at the time of such solicitation, is a customer of the Company or any of its subsidiaries, or which the Company or any of its subsidiaries is undertaking reasonable steps to procure as a customer at the time of or immediately preceding termination of employment; provided, however, that this limitation (i) shall not apply to any wholesalers and (ii) shall only apply to any product or service which is in competition with a product or service of the Company or any of its subsidiaries.

The Relevant Period shall be twenty-four (24) months in the case of Sections 9(a) and 9(b) above and twelve (12) months in the case of Section 9(c) above.

10.                       Nondisparagement.  Executive will not at any time (whether during or after termination of Executive’s employment with the Company for any reason) knowingly make any statement, written or oral, or take any other action that disparages or otherwise harms the Company, its business or reputation or the reputation of any of its affiliates or the officers and directors of any of them.

11.                       Remedies.  The covenants of Sections 8, 9 and 10 below shall form the basis of injunctive relief and damages including expenses of litigation (including, but not limited to, reasonable attorney’s fees upon trial and appeal) suffered by the Company arising out of any breach of the aforesaid covenants by Executive.

12.                       Indemnification.

(a)                                  The Company shall indemnify Executive and hold Executive harmless from and against any and all liabilities, suits, claims, actions, causes of action, judgments, settlements, debts and expenses (including actually and reasonably incurred legal fees and costs) of any kind whatsoever arising from and in connection with Executive’s employment with the Company and its affiliates, other than any arising from Executive’s willful or criminal misconduct or gross negligence (separately and collectively, the “Indemnifiable Claims”) to the fullest extent permitted by law.  The Company shall control Executive’s defense against any such Indemnifiable Claims, and Executive agrees to cooperate with the Company to mitigate costs, expenses and other damages associated with such Indemnifiable Claims and to cooperate fully in such defense.  The Company agrees that, for purposes of this Section 12(a), it shall interpret and/or apply any provision of applicable law (and, as applicable, the bylaws and/or other organizational documents of the Company and its applicable affiliates) with respect to Executive in a manner not less favorable than how such provision is interpreted and applied by the Company to then active directors and officers of the Company.

(b)                                 The Company shall, as of the Effective Time, cause Executive to be covered under a prepaid directors’ and officers’ liability insurance policy on terms and conditions no less advantageous to such individuals than the Company’s directors’ and officers’ liability insurance policy existing as of the date hereof (the “D&O Insurance”), during the Term and for a period of not less than six (6) years after the termination of this Agreement, but only to the extent related to actions or omissions of such officers and directors in their capacities as such; provided, that in no event shall the Surviving Corporation be required, in order to maintain or procure insurance coverage pursuant hereto, to (i) expend more than $20,000 for the “tail” portion of such insurance or (ii) pay annual premiums for the non-”tail” portion of such insurance that are materially greater than for comparable coverage obtained by comparable companies on the date hereof, subject to reasonable increase from time to time  (collectively, the “Maximum Amount”); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall procure and maintain during the Term and for such six (6) year period as much coverage as is available for the Maximum Amount.  The Company shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a “tail” policy on terms and conditions no less advantageous to such former directors or officers than the D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 12(b).

(c)                                  Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that Executive would otherwise have, including, but not limited to, by agreement or under applicable law.

13.                       Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney’s fees, court costs and all expenses, even if not taxable as court costs (including, but not limited to, all such fees, costs and expenses incident to appeal and other post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

14.                       Notices. Any and all notices necessary or desirable to be served hereunder shall be in writing and shall be:

(a)                                  Personally delivered, or

(b)                                 Sent by certified mail, postage prepaid, return receipt requested, or guaranteed overnight delivery by a nationally recognized express delivery company, in each case addressed to the intended recipient at the address set forth below.

For notices sent to the Company:

Sciele Pharma, Inc.

Five Concourse Parkway, Suite 1800

Atlanta, Georgia 30328

Attn: General Counsel

Facsimile: (678) 992-1043

For notices sent to Executive:

Patrick Fourteau

160 Prospect Avenue

Guilford, CT 06437

Either party may amend the addresses for notices to such party hereunder by delivery of a written notice thereof served upon the other party as provided herein. Any notice sent by certified mail as provided above shall be deemed delivered on the third (3rd) business day next following the postmark date which it bears.

15.                       Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof, and specifically supersedes any other agreement or understanding among the parties hereto related to the subject matter hereof, including, but not limited to, as of the Effective Date, the Existing Employment Agreement and any other agreement covering the subject matter hereof (including, but not limited to, indemnification and directors’ and officer’s insurance).  This Agreement may not be modified or revised except pursuant to a written instrument signed by the party against whom enforcement is sought.

16.                       Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

17.                       Waiver. Failure to insist upon strict compliance with any of the terms or conditions hereof shall not be deemed a waiver of such term or condition, and the waiver or relinquishment of any right or remedy hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or remedy at any other time or times.

18.                       Arbitration. Any claims, disputes or controversies arising out of or relating to this Agreement between the parties shall be submitted to arbitration by the parties. The arbitration shall be conducted in Atlanta, Georgia in accordance with the rules of the American Arbitration Association then in existence and the following provisions: Either party may serve upon the other party by guaranteed overnight delivery by a nationally recognized express delivery service, written demand that the dispute, specifying in detail its nature, be submitted to arbitration. Within seven (7) business days after the service of such demand, each of the parties shall appoint an arbitrator and serve written notice by guaranteed overnight delivery by a nationally recognized express delivery service, of such appointment upon the other party. The two arbitrators appointed shall appoint a third arbitrator. The decision of two arbitrators in writing under oath shall be final and binding upon the parties. The arbitrators shall decide who is to pay the expenses of the arbitration. If the two arbitrators appointed fail to agree upon a third arbitrator within ten (10) days after their appointment, then an application may be made by either party, upon notice to the other party, to any court of competent jurisdiction for the appointment of a third arbitrator, and any such appointment shall be binding upon both parties.

19.                       Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the law of the State of Georgia, without regard to its conflicts of laws provisions. Subject to Section 18 above, each party hereto hereby (a) agrees that the state and federal courts of the Northern District of Georgia shall have exclusive jurisdiction and venue of any litigation which may be initiated with respect to this Agreement or to enforce rights granted hereunder and (b) consents to the personal jurisdiction and venue of such courts for such purposes.

20.                       Benefit and Assignability.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The rights and obligations of Executive hereunder are personal to him, and are not subject to voluntary or involuntary alienation, transfer, delegation or assignment.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the day and year first above written.

EXECUTIVE:

/s/ Patrick P. Fourteau
Name: Patrick P. Fourteau

COMPANY:

SCIELE PHARMA, INC.

By:	/s/ Leslie Zacks
Name: Leslie Zacks

Exhibit A

Benefits

Executive Supplemental Life Insurance	$500,000 policy; builds projected cash value to cover premiums on a $250,000 policy at age 55 or in four (4) years if over 55.

Executive Supplemental Disability Coverage	Individual, portable disability policy targeted to provide approximately 66 2/3% of pay combined with Group LTD policy. Policy amounts are reviewed every two (2) years.

Annual Executive Physical	Provided through Emory University’s Executive Healthcare System.

Financial Planning	Financial planning and tax preparation assistance provided through a local Atlanta firm.

Company Executive Deferred Compensation Plan	Allows deferral of up to 75% of salary and up to 100% of annual and long-term incentive awards.

A-1

Exhibit B

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (this “Agreement”) is made and entered into as of the          day of                     , 20    , by and between Sciele Pharma, Inc., a Delaware corporation (the “Company”), and                          (“Executive”).

1.                                       Release:  Executive, for himself/herself, his/her heirs, agents, executors and administrators, hereby releases and discharges the Company and its current and former subsidiaries, parents, affiliates, joint ventures, officers, directors, employees, partners, owners, attorneys and agents (collectively, the “Company Releasees”) from all debts, obligations, promises, covenants, collective bargaining obligations, agreements, contracts, endorsements, bonds, controversies, suits or causes of actions known or unknown, suspected or unsuspected, of every kind and nature whatsoever, which may heretofore have existed or which may now exist, including, but not limited, to those arising under the Age Discrimination in Employment Act, as modified by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Worker Adjustment Retraining and Notification Act, 29 U.S.C. Section 2101, et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, as well as any claim for breach of contract, wrongful discharge, breach of any express or implied promise, misrepresentation, fraud, retaliation, violation of public policy, infliction of emotional distress, defamation, promissory estoppel, invasion of privacy or any other theory or claim, whether legal or equitable, including, but not limited to, any claims arising from or derivative of Executive’s employment with the Company and Executive’s termination of employment with the Company or otherwise.  This release is for any and all relief, without regard to its form or characterization.  Executive acknowledges that he/she has not been discriminated against on the basis of age, sex, handicap, race, ethnicity, religion or any other protected class status.

THIS MEANS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE WILL HAVE WAIVED ANY RIGHT HE/SHE MAY HAVE TO BRING A LAWSUIT OR MAKE ANY CLAIM OF ANY KIND WHATSOEVER AGAINST ANY OF THE COMPANY RELEASEES BASED ON ANY ACTIONS OR OMISSIONS

OF ANY OF THE COMPANY RELEASEES ON OR PRIOR TO THE DATE OF SIGNING THIS AGREEMENT.

2.                                       Covenant Not to Sue:  Executive understands and agrees that, to the fullest extent permitted by law, Executive is precluded from filing or pursuing any legal claim of any kind against any of the Company Releasees at any time in the future, in any federal, state or municipal court, administrative agency or other tribunal, arising out of any of the claims that Executive has released and waived by virtue of executing this Agreement.  Executive agrees not to file or pursue any such legal claims.  Excluded from this release and covenant not to sue is any right or claim that cannot be waived by law, including, but not limited to, (a) any rights or claims of the Executive that arise after this Agreement becomes effective; (b) any vested rights under any tax-qualified and/or retirement plan(s) maintained by the Company or its affiliates; (c) any rights under any indemnification agreement(s) between the Executive and the Company, any rights to and claims for indemnification or as an insured under any directors’ and officers’ liability insurance policy in connection with the Executive’s service as a director, officer, employee or agent of the Company or any of its subsidiaries or affiliates, under their respective certificates of incorporation and bylaws, or otherwise as provided by law; (d) Executive’s right to participate in an investigation conducted by any government agency; (e) the independent right and responsibility of the Equal Employment Opportunity Commission (the “EEOC”) to enforce the law; (f) Executive’s right to seek a determination of the validity of whether his/her waiver of his/her rights under the ADEA was voluntary and knowing; (g) Executive’s right to enforce this Agreement and (h) Executive’s right to receive payments and benefits under Sections 7(g), 7(i), 12 and 13 of his/her Amended and Restated Employment Agreement dated as of August     , 2008.  Executive understands, however, that, while this Agreement does not affect his/her right to file a charge or participate in an investigation or proceeding conducted by the EEOC or any other federal, state or local court or agency, it does bar any claim he/she might have to receive monetary damages should any agency pursue any claims on Executive’s behalf.

3.                                       Knowledge and Understanding:  Executive acknowledges that:

(a)                    he/she has been advised in writing (by this Agreement) to consult with an attorney prior to executing this Agreement;

(b)                   he/she has been given a period of twenty-one (21) days to consider this Agreement and, if he/she elects to sign it before that time, acknowledges that he/she has done so voluntarily; and

(d)                   he/she is fully aware of his/her rights and has carefully read and has fully come to understand all provisions of this Agreement before signing.

4.                                       Effective Date:  Executive will have seven (7) days after signing this Agreement to revoke it.  Any revocation will be in writing and addressed to [Name and Address].  This Agreement will not become effective until the earliest date after (a) both parties have executed this Agreement and (b) Executive’s seven (7) day revocation period has passed without revocation.

5.                                       Reasonable Cooperation:  Executive agrees to make himself/herself reasonably available and to cooperate with the Company and its affiliates and their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which he/she was involved or of which he/she has knowledge as a result of his/her employment with the Company.  The Company shall reimburse the Executive for reasonable expenses (including, but not limited to, lost wages, transportation costs, and postage or telephone charges) that the Executive incurs in assisting the Company or any affiliate pursuant to this Section 5 within fifteen (15) days after the Company receives Executive’s request for reimbursement, along with satisfactory written substantiation of the claimed expenses.

6.                                       Successors:  This Agreement will apply to Executive, as well as his/her heirs, agents, executors and administrators.  The Agreement also will apply to, and inure to the benefit of, the predecessors, successors and assigns of the Company and its respective current and former subsidiaries, parents, affiliates, joint ventures, officers, directors, employees, partners, owners, attorneys and agents.

7.                                       Severability:  The parties explicitly acknowledge and agree that the provisions of this Agreement are both reasonable and enforceable.  However, the provisions of this Agreement are severable, and the invalidity of any one or more provisions will not affect or limit the enforceability of the remaining provisions.  If any provision of this Agreement is held unenforceable for any reason, then such provision will be enforced to the maximum extent permitted by law.

8.                                       No Admission:  Executive acknowledges that neither the Company’s execution of this Agreement nor the Company’s performance of its terms shall constitute an admission by the Company of any wrongdoing by it or any of the other Company Releasees with respect to Executive in connection with any matter.

9.                                       Applicable Law:  This Agreement will be interpreted, enforced and governed under the laws of the State of Georgia.

10.                                 Jurisdiction:  Any action brought by or on behalf of Executive, his/her agents, heirs, administrators, or executors against any of the Company Releasees relating to or arising from this Agreement or Executive’s employment with or separation from the Company will be maintained in a court in Atlanta, Georgia.

11.                                 Complete Agreement:  Executive represents and acknowledges that in executing this Agreement he/she does not rely upon and has not relied upon any representations or statements not set forth herein made by the Company or any of the other Company Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.  It is mutually understood and agreed that this Agreement constitutes the entire understanding between the Company and Executive relating to the subject matter hereof.

The parties have each executed this Agreement on the dates indicated below.

PLEASE READ CAREFULLY.  THIS AGREEMENT IS A LEGAL DOCUMENT AND INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING, BUT NOT LIMITED, TO ALL CLAIMS AS REFERENCED ABOVE, TO THE FULLEST EXTENT PERMITTED BY LAW.

BY SIGNING THIS AGREEMENT, EXECUTIVE ACKNOWLEDGES AND AFFIRMS THAT HE/SHE IS COMPETENT, THAT HE/SHE HAS BEEN AFFORDED TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER THIS AGREEMENT WITH AN ATTORNEY OF HIS/HER CHOICE AND HAS SEVEN (7) DAYS TO REVOKE HIS/HER SIGNATURE, THAT HE/SHE HAS READ AND UNDERSTANDS AND ACCEPTS THIS DOCUMENT AS FULLY AND FINALLY WAIVING AND RELEASING ANY AND ALL CLAIMS, DEMANDS, DISPUTES AND ANY DIFFERENCES OF ANY KIND WHATSOEVER WHICH HE/SHE MAY HAVE HAD, NOW HAS OR IN THE FUTURE MAY HAVE AGAINST THE COMPANY OR ANY OF THE OTHER COMPANY RELEASEES ARISING OUT OF OR RELATING TO HIS/HER EMPLOYMENT WITH THE COMPANY, HIS/HER COMPENSATION AND BENEFITS WITH THE COMPANY AND/OR HIS/HER TERMINATION OF EMPLOYMENT WITH THE COMPANY UP TO AND INCLUDING THE DATE OF THIS AGREEMENT, EXCLUDING CLAIMS THAT THE LAW DOES NOT PERMIT EXECUTIVE TO WAIVE BY SIGNING THIS AGREEMENT, AND HE/SHE FURTHER ACKNOWLEDGES AND AFFIRMS THAT NO REPRESENTATIONS, PROMISES OR INDUCEMENTS HAVE BEEN MADE TO HIM/HER EXCEPT AS SET FORTH IN THIS AGREEMENT, THAT HE/SHE HAS SIGNED THIS AGREEMENT FREELY AND VOLUNTARILY INTENDING TO BE LEGALLY BOUND

BY ITS TERMS, AND THAT HE/SHE HAS DONE SO WITH FULL UNDERSTANDING OF ITS BINDING LEGAL CONSEQUENCES.

IN WITNESS WHEREOF, the parties hereto have executed this Waiver and Release Agreement as of the day and year first above written.

EXECUTIVE:

Name:

WAIVER OF TWENTY-ONE (21) DAY REVIEW PERIOD

I acknowledge that in connection with the foregoing Waiver and Release Agreement (the “Agreement”) between Sciele Pharma, Inc. (“Company”) and me, [Name of Executive], the Company has advised me that pursuant to the Older Workers Benefit Protection Act, I have twenty-one (21) days to review the Agreement before I execute it and return it to the Company.

I hereby waive my right to this twenty-one (21) day review period and wish to execute the Agreement prior to the conclusion of this twenty-one (21) day period.  However, I understand that I have seven (7) days to revoke this waiver should I change my mind.  I further understand that the Agreement shall not be binding on the Company or me until seven (7) days after I sign the Agreement.

BY:	Date:
[Name of Executive]

ACKNOWLEDGED THIS DAY OF , 20 .

SCIELE PHARMA, INC.

By

Its:

Signature